EXHIBIT 99.1

Contact:
Amy Figueroa
Peregrine Pharmaceuticals
info@peregrineinc.com
(800) 987-8256

POSITIVE PHASE II LUNG CANCER DATA TO BE PRESENTED AT ASCO
SUPPORT RECENTLY OPENED REGISTRATIONAL PHASE IIB TRIAL FOR BAVITUXIMAB

-- 43% Objective Tumor Response, 6.1 Months PFS for Front-Line Non-Small Cell
Lung Cancer Patients Treated with Bavituximab and Paclitaxel/Carboplatin --

TUSTIN, Calif., June 4, 2010 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), a clinical-stage biopharmaceutical company developing innovative monoclonal antibodies for the treatment of cancer and viral infections, today announced positive data from a Phase II clinical trial treating front-line non-small cell lung cancer (NSCLC) patients with bavituximab in combination with paclitaxel and carboplatin.  43% (21 of 49 patients) of patients achieved an objective tumor response.   Median progression-free survival (PFS) was 6.1 months and median overall survival will be reported once these data mature. These results are superior to data showing an objective response rate of 19% in a similar patient population receiving the same treatment regimen of carboplatin and paclitaxel alone from the published study upon which Peregrine’s trial was based.  Peregrine’s Phase II data will be highlighted in a poster presentation on June 6, 2010 at the ASCO Annual Meeting.

Peregrine’s registrational Phase IIb trial in refractory NSCLC is open for patient enrollment, with a second randomized Phase IIb trial in front-line NSCLC planned to begin by mid-year.  For additional information on this randomized, double-blinded, placebo-controlled trial, visit www.clinicaltrials.gov/ct2/search and type in the key word “bavituximab.”

“The objective response and median PFS data from bavituximab in combination with chemotherapy are very encouraging, as this response rate is more than double the typical response observed with chemotherapy alone,” commented Raghunadharao Digumarti, M.D., professor and head of the Department of Medical Oncology at Nizam’s Institute of Medical Sciences, Hyderabad India.  “There is an urgent need for new therapies that may extend patient survival for this aggressive, prevalent form of cancer.  Bavituximab’s broad-spectrum potential, demonstrated by promising clinical data in this patient setting and use in various combination therapy applications, support further development of this novel monoclonal antibody for cancer.”

Bavituximab is a first-in-class phosphatidylserine (PS)-targeting monoclonal antibody that represents a new approach to treating cancer.  PS is a highly immunosuppressive molecule usually located inside the membrane of healthy cells, but “flips” and becomes exposed on the outside of cells that line tumor blood vessels, creating a specific target for anti-cancer treatments.  PS-targeting antibodies target and bind to PS and block this immunosuppressive signal, thereby enabling the immune system to recognize and fight the tumor.

About the Phase II Trial
In Peregrine’s Phase II trial assessing bavituximab in combination with paclitaxel and carboplatin, 43% (21 of 49 patients) of patients achieved an objective tumor response.  Median PFS in the trial was 6.1 months and median overall survival will be reported once these data mature.  73% (36 of 49 patients) of the patients enrolled in this study had Stage IV disease. These results compare favorably to data from a separate published study showing an objective response rate of 19% and a median time to progression of 4.2 months in a similar patient population receiving carboplatin and paclitaxel alone.

Peregrine’s multi-center, open-label Phase Il NSCLC trial was designed to assess overall response rates to bavituximab combined with the front-line standard of care chemotherapy regimen of carboplatin and paclitaxel.  Secondary objectives of the study included measuring progression-free survival, duration of response, overall patient survival and safety parameters.  Patients in the study were evaluated regularly for tumor response according to RECIST criteria.

About Lung Cancer
Lung cancer is the leading cause of cancer death. According to the American Cancer Society, lung cancer is the second most commonly diagnosed cancer, with approximately 219,440 new cases and 159,000 deaths reported in 2009 in the U.S. alone.  NSCLC is the most common type of lung cancer, accounting for approximately 85-90% of lung cancer cases.  The five-year survival rate for NSCLC patients is only 1%.

Poster at ASCO - Sunday, June 6, 2010, 8:00 – 12:00 pm CT
Phase II study of bavituximab plus paclitaxel and carboplatin in untreated locally advanced or metastatic non-small cell lung cancer: Interim results (Abstract #7589), Author: Raghunadharao Digumarti, Poster Board 40H, S Hall A2

Peregrine will also have a booth (#19114) for the duration of the 2010 ASCO Annual Meeting.

For more information on the ASCO conference, visit http://chicago2010.asco.org/Home.aspx.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company with a portfolio of innovative monoclonal antibodies in development for the treatment of cancer and serious viral infections.  The company is pursuing three separate clinical programs in cancer and HCV infection with its lead product candidates bavituximab and Cotara®.  Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that results from larger clinical trials will not be consistent with results experienced in earlier clinical trials and preclinical studies, the risk that the company may experience delays in patient enrollment for the planned phase IIb clinical trials, and risk that results may not support registration filings with the U.S. Food and Drug Administration. Factors that could cause actual results to differ materially or otherwise adversely impact the company's ability to obtain regulatory approval for its product candidates include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2009 and the quarterly report on Form 10-Q for the quarter ended January 31, 2010. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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